Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Meta Financial Group, Inc.

We consent to the incorporation by reference in the registration statements pertaining to the Meta Financial Group, Inc. 1995 Stock Option and Incentive Plan (No. 333-22523) and the Meta Financial Group, Inc. 2002 Omnibus Incentive Plan (No. 333-110200, No. 333-141407, No. 333-151604, and No. 333-222674) on Form S-8 of Meta Financial Group, Inc. of our report dated November 29, 2018, with respect to the consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the year ended September 30, 2018, and the related notes, which report appears in the September 30, 2020 annual report on Form 10-K of Meta Financial Group, Inc

/s/ KPMG LLP
Des Moines, Iowa
November 30, 2020